Exhibit 10.16.2

September 15, 2006
P.O. Box 110526
4101 Research Commons
79 TW Alexander Drive
Research Triangle Park
Mr. Paul R. Berry	North Carolina 27709
Senior Vice President, General Counsel and Secretary
Bayer HealthCare LLC	Tel 919.316.6300
400 Morgan Lane	Fax 919.316.6669
West Haven, CT 06516

Dear Mr. Berry:

We are sending this letter to confirm the agreement of Talecris Biotherapeutics Holdings Corp. (the “Purchaser” or the “Company”) to purchase One Million (1,000,000) shares (the “Shares”) of the common stock, par value $0.01 per share, of the Company (the “Common Stock”) from Bayer HealthCare LLC (“Bayer”) for a purchase price (the “Purchase Price”) of Twenty Three Million, Five Hundred Thousand U.S. Dollars (US $23,500,000). We confirm that we are prepared to close this purchase as soon as practicable, but no later than September 18, 2006, by wire transfer of immediately available funds to an account designated by Bayer against delivery by Bayer of Certificate Number 1 for such Shares that contains a private placement legend, along with a duly executed stock power of attorney for such Shares.

By signing below, each of the Company, Talecris Holdings, LLC (“Talecris LLC”) and Talecris Biotherapeutics, Inc. (“Talecris”), in its capacity as a party to that certain Amended and Restated Joint Contribution Agreement by and among Bayer, the Company, Talecris LLC and Talecris dated as of March 30, 2005 (the “Joint Contribution Agreement”), hereby agrees that the consummation of the transaction contemplated hereunder shall not be deemed to be inconsistent with or in violation of Bayer’s obligations set forth in Section 6.15 of the Joint Contribution Agreement.

By signing below, each of the Company and Talecris LLC, in its capacity as a party to that certain Stockholders Agreement dated as of March 31, 2005, among the Company, Talecris LLC and Bayer (the “Agreement”), confirms that it has complied in all material respects with the Agreement, hereby waives Bayer’s compliance with Sections 3.05 and 3.07 and any other applicable section of the Agreement in connection with its sale of the Shares as set forth herein and agrees that no Bayer Party (as defined in the Agreement) shall have any further rights or obligations thereunder or interest therein upon the consummation of the sale and purchase transaction.

Bayer acknowledges that neither Talecris nor the Purchaser have made any representations to Bayer about the value of the Shares, that Purchaser has the right from and after April 1, 2007 to purchase the shares at the Call Price set forth in the Agreement provided there has been no prior Qualified Public Offering (as defined in the Agreement), that the value of the Shares today may be different than the Purchase Price, and that the value of the Shares may increase in the future. By signing below, Bayer further acknowledges and confirms its awareness that the Company has explored and is continuing to explore various potential transactions that could affect, positively or negatively, the value of the Shares and the Call Price, including but not

www.talecris.com

limited to an initial public offering (which Talecris represents will not be completed prior to December 31, 2006), a potential sale of Common Stock or of the Company, the acquisition of another company or business, the declaration of one or more dividends, and refinancings or additional borrowings and that it has been given the opportunity to discuss and ask questions concerning these matters. Bayer confirms its awareness that the status of such explorations is fluid and its knowledge about such matters may not be complete. Bayer agrees that Talecris has no obligation to make additional disclosures about such matters to it. Talecris and the Purchaser represent and warrant that they have complied in all material respects with their disclosure and other obligations under the Federal Securities Laws to the extent applicable in connection with Purchasers purchase of the Shares. In reliance upon such representation and warranty, Bayer knowingly waives any claim based upon any change in the value of the Shares that results from any such transaction and further waives any claim that it might have with respect to distributions and dividends on, or repurchases of, Common Stock from and after the purchase of the Shares.

By signing below, Bayer agrees to sell the Shares as hereinabove provided and represents and warrants to the Purchaser that Bayer is the sole record and beneficial owner of such Shares and such Shares are not subject to any liens or encumbrances.

By signing below, the Purchaser confirms that it understands that the Shares have not been registered under the Securities Act of 1933, as amended (the “Securities Act”) or applicable state securities laws and may not be sold, pledged or otherwise transferred without an effective registration statement with respect thereto under the Securities Act or pursuant to an exemption from the registration requirements of the Securities Act and compliance with any applicable state securities laws.

Each of the Purchaser, Bayer, Talecris LLC and Talecris confirms that it has caused this letter agreement to be duly executed by its authorized signatory thereunto duly authorized on the dates indicated. Please have four original copies of this letter executed on behalf of Bayer, and return three of those originals to the Company, in care of John Gaither, Esq. Executive Vice President, General Counsel and Corporate Secretary.

TALECRIS BIOTHERAPEUTICS HOLDINGS CORP.

By:	/s/ Lawrence D. Stern
Name:	Lawrence D. Stern
Title:	Executive Chairman

ACKNOWLEDGED AND AGREED:
BAYER HEALTHCARE LLC

By:	/s/ Paul R. Berry
Name:	PAUL R. BERRY
Title:	Senior Vice President
General Counsel and Secretary

TALECRIS HOLDINGS, LLC		TALECRIS BIOTHERAPEUTICS, INC.

By:	/s/ W. Brett Ingersoll	By:	/s/ Lawrence D. Stern
Name:	W. Brett Ingersoll	Name:	Lawrence D. Stern
Title:		Title:	Chairman